EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos: 333-226430 on Form S-3 and Registration Statement Nos: 333-164614, 333-167770, 333-190220, 333-211737 and 333-238093 on Form S-8 of our reports dated February 22, 2021, relating to the consolidated financial statements of TrueBlue, Inc. and subsidiaries and the effectiveness of TrueBlue, Inc’s internal control over financial reporting appearing in this Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 27, 2020.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 22, 2021